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                                                                  EXHIBIT 3.5(a)

                          CERTIFICATE OF INCORPORATION

                                       OF

                               EAP OPERATING, INC.

            I, the undersigned natural person acting as an incorporator of a corporation (the "Company") under the General Corporation Law of the State of Delaware (the "Delaware General Corporation. Law"), do hereby adopt the following Certificate of Incorporation (the "Certificate") for the Company:

                                   ARTICLE ONE

            The name of the Company is EAP Operating, Inc.

                                   ARTICLE TWO

            The registered office of the Company in the State of Delaware is located at 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of its Registered Agent at the above address is Corporation Trust Company.

                                  ARTICLE THREE

            The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

                                  ARTICLE FOUR

            The total number of shares of capital stock that the Company has authority to issue is 1,000 shares, which will be designated Common Stock, par value $.01 per share.

                                  ARTICLE FIVE

            The name and mailing address of the Incorporator are as follows:

                  Name                               Address

                  Edward K. Clark                    201 Main Street
                                                     Suite 2500
                                                     Fort Worth, Texas  76102

                                   ARTICLE SIX

            Unless, and except to the extent that, the By-Laws of the Company (the "By-Laws") so require, the election of directors need not be by written ballot.

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                                  ARTICLE SEVEN

            The board of directors of the Company (the "Board of Directors") may from time to time adopt, amend or repeal the By-Laws, subject to the power of the stockholders to adopt any By-Laws or to amend or repeal any By-Laws adopted, amended or repealed by the Board of Directors.

                                  ARTICLE EIGHT

            To the fullest extent that the Delaware General Corporation Law as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director will be liable to the Company or its stockholders for monetary damage for breach of fiduciary duty as a director. Any repeal or amendment of this Article will not adversely affect any limitation on the personal liability or alleged liability of a director arising from an act or omission of that director occurring prior to the time of such repeal or amendment.

            THE UNDERSIGNED INCORPORATOR, for the purposes of forming the corporation, does make and file this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true and accordingly has set his hand on February 23, 1999.

                                            /s/  Edward K. Clark
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                                            Edward K. Clark, Incorporator